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              LETTERHEAD OF SKADDEN, ARPS, SLATE MEAGHER & FLOM LLP






                                                                       EXHIBIT 5

                                                     December 3, 2001


Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

                  Re: Registration Statement of Regeneron Pharmaceuticals, Inc. on Form S-3

Ladies and Gentlemen:

                  We have acted as special counsel to Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 on December 3, 2001 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $200,000,000 aggregate principal amount at maturity of its 5.50% Convertible Subordinated Notes due 2008 (the "Securities"), and shares of the Company's common stock (the "Common Stock"), par value $0.001 per share (the "Shares"), issuable upon conversion of the Securities, as contemplated by the registration rights agreement, dated as of October 17, 2001 (the "Registration Rights Agreement"), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., and Robertson Stephens, Inc. (collectively, the "Initial Purchasers"). The Company issued the Securities pursuant to the Purchase Agreement, dated as of October 12, 2001, by and among the Company and the Initial Purchasers (the "Purchase Agreement").
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Regeneron Pharmaceuticals, Inc.
December 3, 2001

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement filed on December 3, 2001; (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture, dated as of October 17, 2001 (the "Indenture"), between the Company and American Stock Transfer & Trust Company, as trustee (the "Trustee"); (iv) the closing documents delivered in connection with the sale of the Securities, including the executed global note representing the Securities authenticated by the Trustee; (v) the Restated Certificate of Incorporation of the Company, as amended to date; (vi) the By-laws of the Company, as amended to date; (vii) certain resolutions of the Company's Board of Directors adopted by unanimous written consent on Wednesday, October 10, 2001 relating to the issuance and sale of the Securities, the execution of the Registration Rights Agreement and filing of the Registration Statement; (viii) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (ix) a specimen certificate representing the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. In rendering the opinion set forth in Paragraph 1 below, we have also assumed that the global note representing the Securities was duly authenticated by the Trustee.
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Regeneron Pharmaceuticals, Inc.
December 3, 2001

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinion set forth in paragraph 2 below, we have assumed that the certificates evidencing the Shares issuable upon conversion of the Securities will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock.

                  Our opinions set forth herein are limited to the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and Registration Rights Agreement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined on law on the opinions herein stated.

                  Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

                  1. The Securities have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

                  2. The Shares initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance and, when issued and delivered upon such conversion pursuant to the terms of the Indenture, will be validly issued, fully paid and, except as provided in section 630 of the New York Business Corporation Law (the "BCL"), non-assessable.
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Regeneron Pharmaceuticals, Inc.
December 3, 2001
                  In rendering the opinion set forth above in paragraph 1, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part 2 of the Registration Statement or the Company's Annual Report on Form 10-K.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Very truly yours,

                                           /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                           FLOM LLP